Newkirk Realty Trust, Inc.

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4680

NEWKIRK REALTY TRUST, INC.
RELEASES BALANCE SHEET AS OF DECEMBER 31, 2005

FOR IMMEDIATE RELEASE – Boston, Massachusetts-February 27, 2006. Newkirk Realty Trust, Inc. (NYSE:NKT) today issued its balance sheet as of December 31, 2005 which supplements its earlier earnings release.

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Further details regarding the Company’s results of operations, properties and tenants are available in the their Form 10-K for the year ended December 31, 2005 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.newkirkreit.com or at the Securities and Exchange Commission website www.sec.gov.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to the Company can be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

NEWKIRK REALTY TRUST, INC.
CONSOLIDATED AND COMBINED BALANCE SHEET
(In thousands, except per share data)

December 31, 2005

ASSETS

Real estate investments:
Land	$36,593
Land estates	43,997
Buildings and improvements	1,407,602

Total real estate investments	1,488,192

Less accumulated depreciation and amortization	(544,200)

Real estate investments, net	943,992

Real estate held for sale, net of accumulated depreciation of $44,522	41,685

Cash and cash equivalents	174,816
Restricted cash	25,233
Real estate securities held for sale	5,194
Receivables (including $6,078 from related parties)	58,727
Deferred rental income receivable	21,246
Loans receivable	16,058
Equity investments in limited partnerships	13,846
Deferred costs, net of accumulated amortization of $17,677	8,771
Lease intangibles, net of accumulated amortization of $415	7,657
Other assets (including $1,304 from related parties)	27,314
Other assets of discontinued operations	545

Total Assets	$1,345,084

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY

Liabilities:

Mortgage notes payable (including $15,536 to a related party)	$166,195
Note payable	593,463
Contract right mortgage notes payable	11,128
Accrued interest payable (including $378 to related parties)	7,514
Accounts payable and accrued expenses	5,656
Distribution payable	12,150
Dividend payable	5,231
Other liabilities	4,834
Liabilities of discontinued operations	40,491

Total Liabilities	846,662

Contingencies

Minority interests	322,381
Shareholders' equity
Preferred Shares of Beneficial Interest; $.01 par value; 100,000,000
shares authorized; 1 issued and outstanding	--
Common Shares of Beneficial Interest; $.01 par value; 400,000,000
shares authorized; 19,375,000 issued and outstanding	194
Additional paid-in capital	179,871
Accumulated dividends in excess of net income	(3,882)
Accumulated other comprehensive loss	(142)

Total Shareholders' Equity	176,041

Total Liabilities, Minority Interests and Shareholders' Equity	$1,345,084